UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2007

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 13, 2007 (the “Effective Date”), NexMed (USA), Inc. (the “Subsidiary”), a wholly-owned subsidiary of NexMed, Inc. (the “Company”), entered into an agreement of sale (the “Agreement”) with Pharmar & Pharmar, LLC (“Pharmar”), for the sale of the Subsidiary’s real property along with some tangible personal property (the “Property”). The Property constitutes the Company’s headquarters, and contains its office, lab, and warehouse facilities, and its manufacturing, office and lab equipment.

Pursuant to the Agreement, Pharmar will purchase from the Subsidiary fee simple absolute title to real property and tangible personal property, including a tract of land and accompanying buildings situated at 89 Twin Rivers Drive, East Windsor, Mercer County, New Jersey and comprising approximately five acres (the “Building”). The total consideration to be paid pursuant to the Agreement is $5,800,000 (the “Purchase Price”). Under the terms of the Agreement, the Subsidiary and Pharmar agreed that $290,000 (the “Deposit”) of the Purchase Price will be deposited in escrow within two days of the Effective Date, and the balance of the Purchase Price will be paid at the close of the transaction (the “Closing”).

Pharmar may perform at its sole expense a survey and investigation of the Property during the term of the Agreement. The transaction is subject to a sixty day due diligence period (the “Due Diligence Period”) commencing on the Effective Date, during which Pharmar may notify the Subsidiary in writing of any defects in title of the real property, upon which the Subsidiary will have ten days to notify Pharmar that the Subsidiary will remedy such defect. If the Subsidiary does not agree to remove the defect prior to the Closing, which is anticipated to occur thirty days after the expiration of the Due Diligence Period, Pharmar may, prior to the expiration of the Due Diligence Period, waive the defect and proceed to the Closing without abatement or reduction of the Purchase Price, or terminate the Agreement and obtain a refund of the Deposit. The Company is required to comply with the New Jersey Industrial Site Recovery Act (“ISRA”) during the Due Diligence Period. The Company’s compliance with ISRA may require environmental investigation and/or remediation as well as all of the related costs thereof.  The Company has also agreed to indemnify Pharmar and related parties against any environmental conditions caused by the Company or that occurred during the time the Company owned the Property and that may occur while the Company leases the Property from Pharmar.

At Closing (the “Commencement Date”), the Subsidiary and Pharmar will enter into a separate facility lease (the “Lease”) pursuant to which Pharmar, as landlord, will lease to the Subsidiary the Building at an annual fixed rent of $720,000 per year for a two year term. The Subsidiary will have the option to renew the Lease for a one year term under the same terms and conditions of the Lease at an annual fixed rent of $780,000. At any time after six months from the Commencement Date, the Subsidiary will have the right to terminate the Lease upon ninety days written notice to Pharmar. The Subsidiary also will have the right to use Pharmar’s furniture, fixtures, personal property and equipment located at the Building.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

The Company and the Subsidiary do not have any material relationships with Pharmar or its directors, officers or affiliates.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Agreement of Sale, dated as of August 13, 2007, by and between NexMed (USA), Inc. and Pharmar & Pharmar, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: August 13, 2007